UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2011

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	01-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 25, 2011, Clean Harbors, Inc. (“Clean Harbors”), Clean Harbors Industrial Services Canada, Inc. (“Purchaser”), and Badger Daylighting Ltd. (“Badger”), signed an acquisition agreement dated as of January 26, 2011 (the “Acquisition Agreement”) which provides that, subject to the terms and conditions contained in the Acquisition Agreement, Clean Harbors will acquire through Purchaser all of the outstanding shares of Badger. Badger is an Alberta corporation headquartered in Calgary, Alberta, that is North America’s largest provider of hydrovac services, which are used primarily for safe digging in the utility and petroleum industries.  Badger maintains a network of 82 operating centers throughout Canada and the United States. Badger has more than 400 employees and operates a fleet of approximately 410 custom-built hydrovac units. Badger shares trade on the Toronto Stock Exchange under the symbol “BAD”.

Under the terms of the Acquisition Agreement, Clean Harbors will acquire all of Badger’s outstanding shares in exchange for approximately CAD $222 million in cash (CAD $20.50 for each Badger share) and the assumption of approximately CAD $25 million of Badger net debt.

The Acquisition Agreement provides that the acquisition will take place through a plan of arrangement (the “Plan of Arrangement”) which will be subject to approval by the Court of Queen’s Bench of Alberta. The acquisition is also subject to approval by regulators and the Badger shareholders, as well as other customary closing conditions, and is expected to be completed during the second quarter of 2011.  The Acquisition Agreement is subject to termination by either Clean Harbors or Badger under certain circumstances.

Badger has agreed that, while the Acquisition Agreement remains in effect, Badger will not solicit or initiate discussions with any party other than Clean Harbors and its affiliates regarding any other business combination or sale of material assets. Badger has also granted Clean Harbors a right to match competing unsolicited proposals. The Acquisition Agreement also provides that, under certain circumstances, Badger could become liable to pay to Clean Harbors a break fee of CAD $4.5 million, plus reimbursement of up to CAD $1.5 million of Clean Harbors’ expenses, or that Clean Harbors could become liable to pay to Badger a reverse break fee of CAD $2.0 million, plus reimbursement of up to CAD $1.2 million of Badger’s expenses.

The board of directors of each of Clean Harbors and Badger has approved the Acquisition Agreement and the Plan of Arrangement. Badger will submit the Plan of Arrangement to Badger’s shareholders for their approval at a meeting now expected to be held in late April 2011. The board of directors of Badger has unanimously recommended that the Badger shareholders vote in favor of the Plan of Arrangement.

A copy of the Acquisition Agreement (with the Plan of Arrangement attached as Schedule A thereto) is filed as an exhibit to this report and is incorporated herein by reference. The foregoing description of the terms of the Acquisition Agreement and the Plan of Arrangement is qualified in its entirety by reference to the full text of that Agreement and the Plan of Arrangement.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

2.7                                 Acquisition Agreement dated as of January 26, 2011, among Clean Harbors, Inc., Clean Harbors Industrial Services Canada, Inc., and Badger Daylighting Ltd.  (including the Plan of Arrangement attached as Schedule A to such Agreement).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

January 27, 2011	/s/ James M. Rutledge
Executive Vice President and Chief Financial Officer